Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2013
RECORD FINANCIAL RESULTS

Company posts 31st consecutive quarter of improved earnings results

  Revenue increased 6.0% for the quarter and 5.2% for full year
  Net income up 22.0% for the quarter and 10.8% for the full year
  Earnings per diluted share rose 18.8% for the quarter to $0.19 from $0.16, and up 10.5% to $0.84 from $0.76 for the full year

ATLANTA, GEORGIA, January 29, 2014: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported strong unaudited financial results for its fourth quarter and year ended December 31, 2013.

The Company recorded fourth quarter revenues of $324.7 million, an increase of 6.0% over the prior year’s fourth quarter revenue of $306.4 million. Net income increased 22.0% to $28.0 million or $0.19 per diluted share for the fourth quarter ended December 31, 2013, compared to $22.9 million or $0.16 per diluted share for the same period in 2012.

Rollins’ revenues for the full year rose 5.2% to $1.337 billion compared to $1.271 billion for the prior year. Rollins’ net income for the full year rose 10.8% to $123.3 million, or $0.84 per diluted share, compared to net income of $111.3 million, or $0.76 per diluted share for the same period last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “Once again, the Rollins group of leading pest control companies has achieved our major financial objectives for 2013. These results reflect the execution of our strategic programs that were designed to accelerate our sales, while improving productivity and profit margins.”

Mr. Rollins, concluded, “We are thankful and very proud of our people who made 2013 successes possible and who now are clearly focused on achieving our Company’s 2014 objectives.”

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our focus on achieving the Company’s 2014 objectives. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2013	2012
ASSETS
Cash and cash equivalents	$118,216	$65,082
Trade accounts receivables, net	72,849	68,920
Financed receivables, net	12,220	11,823
Materials and supplies	12,251	11,847
Deferred income taxes, net	39,518	33,338
Other current assets	19,388	14,982
Total Current Assets	274,442	205,992
Equipment and property, net	87,215	82,263
Goodwill	211,847	212,477
Customer contracts and other intangible assets, net	128,569	141,789
Deferred income taxes, net	4,544	26,841
Financed receivables, long-term, net	11,608	11,681
Prepaid Pension	7,113	—
Other assets	13,879	11,463
Total Assets	$739,217	$692,506

LIABILITIES
Accounts payable	$23,194	$24,854
Accrued insurance, current	25,631	24,164
Accrued compensation and related liabilities	66,175	60,042
Unearned revenue	91,014	87,753
Other current liabilities	29,778	31,603
Total Current Liabilities	235,792	228,416
Accrued insurance, less current portion	28,245	31,283
Accrued pension	691	43,271
Long-term accrued liabilities	36,234	34,580
Total Liabilities	300,962	337,550

STOCKHOLDERS’ EQUITY
Common stock	145,864	146,015
Retained earnings and other equity	292,391	208,941
Total stockholders’ equity	438,255	354,956
Total Liabilities and Stockholders’ Equity	$739,217	$692,506

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
REVENUES
Customer services	$324,707	$306,393	$1,337,374	$1,270,909
COSTS AND EXPENSES
Cost of services provided	167,357	163,025	678,459	647,578
Depreciation and amortization	9,833	9,810	39,571	38,655
Sales, general and administrative	106,362	98,040	428,288	407,488
(Gain)/loss on sales/impairment of assets, net	81	(432)	(165)	(468)
Pension settlement loss	—	1,000	—	1,000
Interest (income)/expense	(112)	(76)	(385)	14
	283,521	271,367	1,145,768	1,094,267
INCOME BEFORE INCOME TAXES	41,186	35,026	191,606	176,642
PROVISION FOR INCOME TAXES	13,229	12,112	68,276	65,310
NET INCOME	$27,957	$22,914	$123,330	$111,332

NET INCOME PER SHARE - BASIC	$0.19	$0.16	$0.84	$0.76
NET INCOME PER SHARE - DILUTED	0.19	0.16	$0.84	$0.76

Weighted average shares outstanding - basic	145,872	146,028	146,081	146,299
Weighted average shares outstanding - diluted	145,872	146,029	146,081	146,306

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter and Full-Year 2013 results on:

Wednesday, January 29, 2014 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-9205 domestic;

480-629-9771 international
at least 5 minutes before start time.

REPLAY: available through February 5, 2014

Please dial 800-406-7325/303-590-3030, Passcode: 4660653

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com